CUSTODIAL SERVICES AGREEMENT FOR STRUCTURAL SAFEKEEPING ACCOUNT AT CITIBANK, N.A. – NEW YORK BRANCH, AS CUSTODIAN, FOR ANPAC BIO-MEDICAL SCIENCE CO., LTD., AS CLIENT dated as of July 30, 2020

TABLE OF CONTENTS

1. DEFINITIONS	3
2. ESTABLISHMENT OF ACCOUNTS	4
3. REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	5
4. INSTRUCTIONS	5
5. PERFORMANCE BY THE CUSTODIAN	6
6. ACCOUNT PROCEDURES -- SECURITIES	7
7. ACCOUNT PROCEDURES -- CASH	8
8. WITHDRAWAL AND DELIVERY	9
9. RECORDS AND ACCESS	9
10. USE OF AGENTS	9
11. CITIGROUP ORGANIZATION INVOLVEMENT	10
12. SCOPE OF RESPONSIBILITY	10
13. SUBROGATION	12
14. INDEMNITY	12
15. LIEN AND SET OFF	13
16. FEES AND EXPENSES	13
17. TAX STATUS/WITHHOLDING TAXES	14
18. INFORMATION	14
19. TERMINATION	15
20. GOVERNING LAW AND JURISDICTION	15
21. MISCELLANEOUS	16

THIS CUSTODIAL SERVICES AGREEMENT FOR STRUCTURAL SAFEKEEPNG ACCOUNT, dated as of July 30, 2020, by and between Citibank, N.A. – NY Branch, as Custodian (the “Custodian”), and ANPAC BIO-MEDICAL SCIENCE CO., LTD., as client (the “Client”).

RECITALS

WHEREAS, the parties hereto desire to provide for the establishment and maintenance of the Account (as hereinafter defined) by the Custodian.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

“Account” has the meaning set forth in Section 2(B).

“Agreement” means this Custodial Services Agreement for Structural Safekeeping Account, dated as of July 30, 2020, by and between the Client and the Custodian, as amended and supplemented from time to time in accordance with its terms.

“Authorized Person” means any person (including any individual or entity) authorized by the Client to act on its behalf in the performance of any act, discretion or duty under this Agreement (including, for the avoidance of doubt, any officer or employee of such person(s)) in written notice that is in a form acceptable to the Custodian.

“Cash” has the meaning set forth in Section 7(C).

“Citibank” means Citibank, N.A., a national banking association organized under the laws of the United States of America, and any successors thereto.

“Citigroup Organization” means Citigroup, Inc. and any company or other entity of which Citigroup is directly or indirectly a shareholder or owner. For purposes of this Agreement, each branch of the Citibank shall be a separate member of the Citigroup Organization.

“Entitlement Holder” means, with respect to any financial asset, a person identified in the records of the Custodian as the Person having a Security Entitlement against Custodian with respect to such financial asset.

“Instructions” means any and all instructions (including approvals, consents and notices) received by the Custodian from, or reasonably believed by the Custodian to be from, any Authorized Person, including any instructions communicated through any manual or electronic medium or system agreed between the Client and the Custodian.

“Property” means any Securities and Cash received from time to time from or for the Client under the terms of this Agreement.

“Security Entitlement” means each right and property interest of an Entitlement Holder with respect to a financial asset as specified in Article 8 of the UCC.

“Securities” means the Ordinary Shares of ANPAC BIO-MEDICAL SCIENCE CO., LTD., a company organized and existing under the laws of the British Virgin Islands, and any other securities received by the Custodian in respect thereof.

“Subcustodian” means Citibank’s Hong Kong Branch, and any other or substitute subcustodian appointed by the Custodian from time to time under the terms of this Agreement.

“Taxes” means all taxes, levies, imposts, charges, assessments, deductions, withholdings and related liabilities, including additions to tax, penalties and interest imposed on or in respect of the Property, the transactions effected under this Agreement; provided that “taxes” does not include income or franchise taxes imposed on or measured by the net income of the Custodian or its agents.

“UCC” means the Uniform Commercial Code as amended and in effect in the State of New York at the relevant time, or any successor statute or comparable law, as the same may from time to time be amended, supplemented or otherwise modified.

2.	ESTABLISHMENT OF ACCOUNTS

(A)	Appointment and Acceptance of Custodian. The Client hereby appoints Citibank’s New York Branch as Custodian, and Citibank’s New York Branch hereby accepts such appointment as Custodian, in each case upon the terms and subject to the conditions set forth in this Agreement.

(B)	Account. The Client instructs the Custodian, and the Custodian agrees, to establish on its books, pursuant to the terms of this Agreement, one or more accounts (collectively, the “Account”) for the receipt, safekeeping and maintenance of the Securities and related cash. The Account will be established in the name of the Client as follows: “AnPac Bio-Medical for EMA”, or such other name as the Client may reasonably designate to the Custodian.

(C)	Performance is Subject to Laws. The Custodian's performance of this Agreement is subject to the relevant local laws, regulations, decrees, orders, government acts, customs, procedures and practices to which the Custodian, the Subcustodian and any registrar and transfer agent for the Property are, or may be, subject and as exist in the country in which any Property is held including the opening of, the holding of all or any part of the Property in, and the delivery of any Property to or from, the Account and the performance of any other activities contemplated in this Agreement by the Custodian (including acting on any Instructions). For avoidance of doubt, the Parties acknowledge that the receipt, holding and delivery of Property may be subject to the mandatory provision of the laws of the United States and its states, Hong Kong and the British Virgin Islands.

(D)	Use of Subcustodian. The Custodian may hold the Property in an account established with the Subcustodian, and in any clearance system required by law, regulation or best market practice to be used by the Custodian. Deposited Property will be subject to the rules, terms and conditions of such clearance system. The Property will be held as provided in this Agreement.

(E)	Further Information. The Client agrees to execute further documents and provide materials and information as may be reasonably requested by the Custodian to enable it to perform its duties and obligations under this Agreement.

3.	REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

(A)	General. The Client and the Custodian each represents at the date this Agreement is entered into and any custodial service is used or provided that:

(i)	It is duly organized and in good standing in every jurisdiction where it is required so to be;

(ii)	It has the power and authority to sign and to perform its obligations under this Agreement;

(iii)	This Agreement is duly authorized and signed and is its legal, valid and binding obligation;

(iv)	Any consent, authorization or instruction required in connection with this Agreement has been provided by any relevant third party;

(v)	Any act required by any relevant governmental or other authority to be done in connection with this Agreement has been or will be done (and will be renewed if necessary); and

(vi)	Its performance of this Agreement will not violate or breach any applicable law, regulation, contract or other requirement.

(B)	Client. The Client represents at the date this Agreement is entered into and any custodial service is used or provided that it has not relied on any oral or written representation made by the Custodian or any person on its behalf and acknowledges that this Agreement sets out to the fullest extent the duties of the Custodian.

4.	INSTRUCTIONS

(A)	Authority. The Custodian is entitled to rely conclusively upon the authority of any Authorized Person to give Instructions until the Custodian has received notice acceptable to it of any change from the Client and has had a reasonable time to act (after which time it may rely on the change).

(B)	Communications. The Custodian is authorized to rely conclusively upon any Instructions received by any means, provided that the Custodian and the Client have agreed upon the means of transmission and the method of identification for the Instructions. In furtherance of the foregoing:

(i)	The Custodian is not responsible for errors or omissions made by the Client or resulting from fraud or the duplication of any Instruction by the Client.

(ii)	The Custodian may decide not to act on an Instruction where it reasonably doubts its contents, authorization, origination or compliance with the applicable procedures and will promptly notify the Client of its decision.

(iii)	If the Client informs the Custodian that it wishes to recall, cancel or amend an Instruction, the Custodian will use its reasonable efforts to comply.

(iv)	If the Custodian acts on any Instruction sent by any means requiring manual intervention (such as telephone, telex, electronic mail or disks sent by messenger) then the Client will be responsible for any loss the Custodian may incur in connection with that Instruction. The Client expressly acknowledges that the Client is aware that the use of manual forms of communication to convey Instructions increases the risk of error, security and privacy issues and fraudulent activities.

(v)	Instructions are to be given in the English language.

(C)	Limitations. Instructions will be governed by and carried out subject to the prevailing laws, rules, operating procedures and practice of any relevant stock exchange, clearance system or market where or through which they are to be executed or carried out. The Custodian is obligated to act upon instructions only during banking hours (including applicable cut off times) and on banking days when the applicable financial markets are open for business.

5.	PERFORMANCE BY THE CUSTODIAN

(A)	Custodial Duties Not Requiring Further Instructions. Absent a contrary Instruction, the Custodian shall carry out the following without further Instructions:

(i)	sign any affidavits, certificates of ownership and other certificates and documents relating to the Property which may be required to obtain any Property or by any tax or regulatory authority;

(ii)	collect, receive, and/or credit the Account with all income, payments and distributions in respect of the Property and any capital arising out of, or in connection with, the Property (including all Securities received by the Custodian as a result of a stock dividend, share sub-division or reorganization, capitalization of reserves or otherwise) and take any action necessary and proper in connection therewith;

(iii)	exchange interim or temporary receipts for definitive certificates, and old or over stamped certificates for new certificates;

(iv)	make any payment by debiting the Account or any other designated account of the Client with the Custodian as required to effect any Instruction; and

(v)	attend to all nondiscretionary matters in connection with any matter provided in this Section 5(A) or any Instruction.

(B)	Custodial Duties Requiring Instructions. The Custodian shall carry out the following actions only upon receipt of and in accordance with specific Instructions:

(i)	make payment for and/or receive any Property or deliver or dispose of any Property;

(ii)	deal with rights, conversions, options, warrants and other similar interests or any other discretionary right in connection with the Property; and

(iii)	carry out any action affecting the Property or the Account other than those specified in Section 5(A) above, but in each instance subject to the agreement of the Custodian.

6.	ACCOUNT PROCEDURES -- SECURITIES

(A)	Credits of Securities to the Account. The Custodian is not obligated to credit Securities to the Account before receipt of such Securities by the Custodian or the Subcustodian (as applicable) by final and irrevocable settlement.

(B)	Debits of Securities from the Account. The Custodian may debit Securities from the Account as provided in this Agreement only if this does not result in a debit balance in the Account.

(C)	Holding Securities. The Custodian shall hold Securities for the Account as follows:

(i)	The Custodian shall identify the Securities on its books as belonging to the Client or as the Client shall reasonably direct.

(ii)	The Custodian shall hold, or cause the Subcustodian to hold, each Security that is a certificated security segregated separate from any such Securities held for any other person including the Custodian's own Securities. Certificated Securities held by the Custodian, or the Subcustodian, may be registered in the name of the Custodian, the Subcustodian, or the nominee of either of them. Notwithstanding the above, the Custodian is authorized to deposit any certificated Securities into any clearance system, and such Securities may be registered in the name of the clearance system or its nominee for credit to the account of the Custodian or the Subcustodian at such clearance system.

(iii)	Securities that are uncertificated Securities, including Securities deposited with any clearance system, will be indirectly held by the Custodian or the Subcustodian through entries upon the books and records of the issuer, its registrar or a clearance system. To the extent legally possible and consistent with the rules and procedures of any applicable clearance system, the Custodian shall hold the Securities directly, or indirectly through the Subcustodian, together with Securities belonging to other customers in accounts on the books of the issuer, its registrar or clearance system in which the Custodian or the Subcustodian only holds Securities for the benefit of its customers, and the accounts shall be identified as being for the benefit of the Custodian's or the Subcustodian’ s customers. Such accounts shall be subject only to the instructions of the Custodian or the Subcustodian, as applicable.

(D)	Discretionary Corporate Actions including Proxies. The Custodian shall notify the Client of all official reports and announcements received by the Custodian or the Subcustodian in such capacity concerning the Securities held that require discretionary action. The Custodian's only obligation in regard to any matter where the holder of Securities may exercise shareholder rights in respect of a discretionary corporate action (including proxies) will be to seek specific Instructions from the Client to take any action with respect thereto and to act in accordance with the Instructions received from the Client to the extent reasonably practicable, having regard to such matters as the time of receipt by the Custodian of the Instructions and consistency of the Instructions with the applicable discretionary rights existing with respect to the Securities.

7.	ACCOUNT PROCEDURES -- CASH

(A)	Credits of Cash to the Account. The Custodian is not obligated to make a credit to the Account before receipt by the Custodian of a corresponding and final payment in cleared funds.

(B)	Debits of Cash from the Account. The Custodian may make any cash debit to the Account as provided in this Agreement only if this does not result in a debit balance in the account.

(C)	Balances. “Cash” means the collected balance from time to time in the Account which together with any subaccounts (including subdivisions maintained in different currencies) constitutes one single and indivisible current account.

(D)	Payment Only at the Custodian. The Custodian has the sole obligation to pay cash credited to the Account in the currency in which that amount is denominated, and the obligation is payable solely as follows: (i) U.S. dollars at Custodian's office in New York or (ii) non-U.S. dollars at the office of the applicable Subcustodian. Performance of these obligations is subject to the laws of the country in which the Custodian and the Subcustodian are located and providing services under this Agreement (including any governmental acts, orders, decrees and regulations).

8.	WITHDRAWAL AND DELIVERY

Subject to the terms of this Agreement, the Client may at any time demand withdrawal of all or any part of the Property. Delivery of any Property will be made at the expense of the Client at such location as the parties hereto may agree; provided that notwithstanding such demand, the Custodian may retain sufficient Property to close out or complete any transaction that the Custodian will be required to settle after the date of any withdrawal.

9,	RECORDS AND ACCESS

(A)	Statements. The Custodian shall deliver to the Client a statement which details the description and amounts of all Securities and Cash credited to the Account upon request and at least on a monthly basis. The Custodian will supply to the Client, upon request, a written statement which identifies each entity having physical possession or holding entitlements in respect of the Securities and Cash in the Account, and which details all transactions involving any Securities and Cash including all deposits, withdrawals, transfer, etc. during the past month. Such reports shall also include any other information which the Client may reasonably request.

(B)	Access to Records. The Custodian shall allow the Client and its independent public accountants, agents or regulators reasonable access to the records of the Custodian relating to the Property as is required by the Client in connection with an examination of the books and records pertaining to the affairs of the Client.

10.	USE OF AGENTS

(A)	Appointment. The Custodian is authorized to appoint, in addition to subcustodians, administrative support providers to perform any of the functions under this Agreement. The Custodian and each subcustodian is authorized to use or participate in market infrastructures and, as required by law, regulation or best market practice, clearance systems in performing the duties of the Custodian or any duties delegated to any subcustodian.

(B)	Responsibility for Agents. The Custodian shall use reasonable care in selecting agents and in continued appointment of sub custodians and other agents. In addition, the Custodian shall establish a system to monitor the appropriateness of continuing to use any agent and the performance of each agent in its performance as delegate to perform any of the functions under this Agreement.

11.	CITIGROUP ORGANIZATION INVOLVEMENT / THIRD PARTY BENEFICIARIES

Members of the Citigroup Organization may at any time have multiple banking relationships with the issuer of the Securities, the Client and their respective affiliates, may be engaged at any time in transactions in which parties adverse to the issuer of the Securities, the Client or their respective affiliates may have interests, may from time to time have in their possession non-public information about the issuer of the Securities, the Client and their respective affiliates. Nothing contained in this Agreement shall (a) preclude any member of the Citigroup Organization from engaging in such transactions or establishing or maintaining such relationships, (b) obligate the Custodian or any of its Affiliates to disclose such information, transactions or relationships, or to account for any profit made or payment received in such transactions or relationships. The Custodian shall not be deemed to have knowledge of any information any other division of Citibank or any of its Affiliates may have about the Client, the issuer of the Securities or any of their respective Affiliates, and the Custodian, the Subcustodian and its their respective agents and controlling persons may be subject to the laws and regulations of jurisdictions other than the U.S., and the authority of courts and regulatory authorities of such other jurisdictions, and, consequently, the requirements and the limitations of such other laws and regulations, and the decisions and orders of such other courts and regulatory authorities, may affect the rights and obligations of the parties to this Agreement.

This Agreement is for the exclusive benefit of the parties hereto (and their successors) and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person. Nothing in this Agreement shall be deemed to neither give rise to a partnership or joint venture among the parties nor establish a fiduciary or similar relationship among the parties.

12.	SCOPE OF RESPONSIBILITY

(A)	Standard of Care. The Custodian shall exercise the due care of a professional custodian for hire within the country in which the Custodian performs its duties under this Agreement.

(B)	Direct Damages. The Custodian will be liable for the Client's direct damages to the extent the Custodian or any Subcustodian, or one of their nominees, has not satisfied its obligation of due care of a professional custodian for hire. UNDER NO CIRCUMSTANCES WILL THE CUSTODIAN BE LIABLE TO THE CLIENT FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE CUSTODIAN WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE CLIENT

(C)	Limitations on the Custodian's Responsibility.

(i)	General. The Custodian is responsible for the performance of only those duties as are expressly set forth herein, including the performance of any Instruction given as provided in Section 4 of this Agreement and that is consistent with this Agreement. The Custodian shall have no implied duties or obligations.

(ii)	Clearance Systems. The Custodian has no liability for the acts, omissions, defaults or insolvency of any clearance system. Except as required by applicable law or regulation, the Custodian has no responsibility for the selection or monitoring of any clearance system.

(iii)	No Liability for Third Parties. Except for the Custodian's agents as provided in this Agreement, the Custodian is not responsible for the acts, omissions, defaults or insolvency of any third party including, but not limited to, any broker, counterparty, or the issuer or registrar or transfer agent of the Securities.

(iv)	Prevention of Performance. The Custodian will not be responsible for any failure to perform any of its obligations (including the unavailability of funds credited to the Account) if such performance would result in it being in breach of any law, regulation, potential criminal or civil penalty or restraint, or other requirement of any governmental or other authority in accordance with which the Custodian or any Subcustodian is required to act (including any rules or practice of any stock exchange, clearance system, self-regulatory organization or market) or the Custodian’s or the Subcustodian’s performance is prevented, hindered or delayed by a Force Majeure Event, in such case its obligations will be suspended so long as the Force Majeure Event continues. “Force Majeure Event” means any event due to any cause beyond the reasonable control of the Custodian or the Subcustodian, such as restrictions on convertibility or transferability, requisitions, involuntary transfers, unavailability of communications system, sabotage, fire, flood, explosion, acts of God, civil commotion, strikes or industrial action of any kind, riots, insurrection, war or acts of government.

(v)	Client's Reporting Obligations. The Client shall be solely responsible for all filings, tax returns and reports on any transactions in respect of the Property or collections relating to the Property as may be required by any relevant authority, whether governmental or otherwise.

(vi)	Validity of Securities. The Custodian shall exercise reasonable care in receiving Securities but does not warrant or guarantee the form, authenticity, value or validity of any Security received by the Custodian. If the Custodian becomes aware of any defect in title or forgery of any Security, the Custodian shall promptly notify the Client.

(vii)	No Advice. The Custodian is not acting under this Agreement as an investment manager, nor as an investment, legal or tax adviser to the Client, and the Custodian's duty is solely to act as a Custodian in accordance with the terms of this Agreement.

(viii)	Forwarded Information. The Custodian is not responsible for the form, accuracy or content of any notice, circular, report, announcement or other material not prepared by the Custodian and forwarded to the Client or for the accuracy or completeness of any translation or summary provided by the Custodian or the Subcustodian in regard to such communication.

(ix)	Payment and Delivery Instructions. In some securities markets, securities deliveries and payments therefore may not be or are not customarily made simultaneously. Accordingly, the Custodian and the Subcustodian may make or accept payment for or delivery of Securities at such time and in such form and manner as is in accordance with relevant local law and practice or with the customs prevailing in the relevant market among securities dealers. The Client shall bear the risk and expense that (i) the recipient of Securities may fail to make payment, return such Securities or hold such Securities or the proceeds of their sale in trust for the Client and (ii) the recipient of payment for Securities may fail to deliver the Securities (such failure to include, without limitation, delivery of forged or stolen Securities) or to return such payment, in each case whether such failure is total or partial or merely a failure to perform on a timely basis. The Custodian and the Subcustodian shall not be liable to the Client for any loss resulting from the foregoing.

(x)	Foreign Currency Risks. The Client shall bear all risks and expenses associated with investing in Securities or holding cash denominated in any currency. Neither the Custodian nor any member of the Citigroup Organization shall be obligated to substitute another currency for a currency whose transferability, convertibility or availability has been affected by any law, regulation, rule or procedure.

13.	SUBROGATION

To the extent permissible by law or regulation, the Client shall be subrogated to the rights of the Custodian with respect to any claim against a clearance system or any other person for any loss, damage or claim suffered by the Client and the Custodian hereby assigns all such rights to the Client in each case to the extent, but only to the extent, that the Custodian fails to pursue any such claim or the Client is not in any respect made whole or otherwise wholly compensated in respect of such loss, damage or claim.

14.	INDEMNITY

(A)	Indemnity to the Custodian. The Client agrees to indemnify the Custodian and to defend and hold the Custodian harmless from all losses, costs, damages and expenses (including reasonable legal fees) and liabilities for any claims, demands or actions (each referred to as a “Loss”) incurred by the Custodian in rendering services as provided in this Agreement or in connection with breach of this Agreement by the Client, except any Loss that results from the Custodian's or any agent's failure to exercise the standard of care required by Section 12(A) hereof. In no event will the Custodian be indemnified for Loss resulting from the Custodian's or any agent's negligence, willful misconduct or fraud.

(B)	Client’s Direct Liability. The disclosure by the Client to the Custodian that the Client has entered into this Agreement as the agent or representative of another person shall not relieve the Client of any of its obligations under this Agreement.

15.	LIEN AND SET OFF

As additional representations, warranties and undertakings, the Custodian represents and agrees that:

(i)	The Securities received and held under this Agreement will not be subject to any right of retention or other right, charge, security interest, lien or claim of any kind in favor of the Custodian, its agents or their creditors. Further, the Custodian expressly waives any right of retention or other similar right, charge, security interest, lien or claim of any kind in the Securities in favor of the Custodian under any applicable law;

(ii)	The beneficial ownership of the Securities will (unless such transfer is prohibited by law or the terms of the Securities) be freely transferable without the payment of money or value (other than the fees due the Custodian hereunder or any stamp duty taxes that may arise of such transfer);

(iii)	The Custodian has no beneficial interest in the Securities held by it for the Client in its capacity as Custodian;

(iv)	The Custodian will take no action that would result in the Securities being subject to any right of retention or other right, charge, security interest, lien or claim of any kind in favor or of any third party including the Subcustodian, any agent of the Custodian or a clearance system; and

(v)	The Custodian will give the Client immediate notice if any person other than the Client attempts to claim any right, charge, security interest, lien or claim in regard to any Securities or Cash held hereunder.

16.	FEES AND EXPENSES

The Client agrees to pay the following custodial fees for the services provided by the Custodian pursuant to this Agreement: An annual fee (payable within 30 days after signing of this Agreement and annually thereafter) of ten basis points (0.0010) on the value of the assets under custody. The Client agrees to reimburse the Custodian for all legal fees and expenses incurred in connection with this Agreement and the transaction contemplated thereby. The Custodian shall not be obligated to take any actions contemplated in this Agreement until all amounts payable hereunder have been paid in full.

17.	TAX STATUS/WITHHOLDING TAXES

(A)	Information. The Client will provide the Custodian with information as to the Client's tax status and/or the underlying beneficial owner's tax status or residence as reasonably requested by the Custodian from time to time. The Client may be required from time to time to file such proof of taxpayer status or residence, to execute such certificates and to make such representations and warranties, or to provide any other information or documents in respect of the Property, as the Custodian deems necessary or proper to fulfill the obligations of the Custodian under applicable law. The Client shall provide the Custodian, in a timely manner, with copies, or originals if necessary and appropriate, of any such proofs of residence, taxpayer status or identity, beneficial ownership of any Property, and any other information or documents which the Custodian may reasonably request.

(B)	Payments. If any Taxes become payable with respect to any payment to be made to the Client, the Custodian may withhold the Taxes from such payment. The Custodian may withhold any interest, any dividends or other distributions or securities received in respect of securities or proceeds from the sale or distribution of securities (“Payments”) and may apply such Payment and/or other cash from the Account in satisfaction of such taxes. The Client shall remain liable for any deficiency.

(C)	Tax Relief. In the event the Client requests that the Custodian provide tax relief services and the Custodian agrees to provide such services, the Custodian (or its agent) shall apply for appropriate tax relief (either by way of reduced tax rates at the time of an income payment or retrospective tax reclaims in certain markets as agreed from time to time); provided that the Client provides to the Custodian such documentation and information as is necessary to secure such tax relief. In no event shall the Custodian be responsible for the difference between the statutory rate of withholding and the treaty rate of withholding if the Custodian is unable to secure tax relief.

18.	INFORMATION

The Custodian will treat the information related to the Account as confidential but, unless prohibited by law, such information may be transferred or disclosed to and between the branches, subsidiaries, representative offices, affiliates and agents of the Custodian and third parties selected by any of them, wherever situated, for confidential use in connection with the provision of the services contemplated in this Agreement (including for data processing, statistical and risk analysis purposes), and any such branch, subsidiary, representative office, affiliate, agent or third party may transfer or disclose any such information as required by any law, court, regulator or legal process.

19.	TERMINATION

(A)	Effect. Any party may terminate this Agreement in whole or as between itself and the other party by giving not less than sixty (60) days' prior written notice to such other party.

(B)	Delivery of Property. The Custodian shall deliver the Property to the Client at the address specified by the Client.

(C)	Surviving Terms. The rights and obligations contained in Sections 12, 14, 15, 16, 17, 18 and 20 of this Agreement shall survive the termination of this Agreement.

20.	GOVERNING LAW AND JURISDICTION

(A)	Governing Law. This Agreement (including this choice-of-law provision) and the Account (and all Security Entitlements and the rights, remedies and obligations of the parties hereunder and in connection therewith) shall be governed by and construed, and all controversies and disputes arising under, in connection with or relating to this Agreement, the Securities Account and all related Security Entitlements shall be resolved, in accordance with the laws of the State of New York (pursuant to Section 5-1401 of the New York General Obligations Law, to the extent such laws would otherwise not apply) and the United States of America applicable to contracts made and to be wholly performed within such State by persons residing or having their principal places of business therein.

(B)	Jurisdiction. Except as prohibited by law, the state and federal courts located in the City of New York shall have exclusive jurisdiction to hear any disputes arising out of or in connection with this Agreement, and the Client irrevocably submits to the jurisdiction of such courts. The Client hereby irrevocably designates, appoints and empowers AnPac Technology USA Co., Ltd. (the “Agent”) now at 405 Lexington Avenue, 8th Floor, New York, NY 10174 as its authorized agent to receive and accept for and on its behalf, and on behalf of its properties, assets and revenues, service by mail of any and all legal process, summons, notices and documents that may be served in any suit, action or proceeding brought against the Client in any federal or state court as described in the preceding sentence. If for any reason the Agent shall cease to be available to act as such, the Client agrees to designate a new agent in New York on the terms and for the purposes of this Section 20(B) reasonably satisfactory to the Custodian. The Client further hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding against the Client, by service by mail of a copy thereof upon the Agent (whether or not the appointment of such Agent shall for any reason prove to be ineffective or such Agent shall fail to accept or acknowledge such service), with a copy mailed to the Client by registered or certified air mail, postage prepaid, to its address provided in Section 21(E). The Client agrees that the failure of the Agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

(C)	Venue. Each party hereto waives any objection it may have at any time to the laying of venue of any actions or proceedings brought in any court specified in Section 20(B) hereof, waives any claim that such actions or proceedings have been brought in an inconvenient forum and further waives the right to object that such court does not have jurisdiction over such party.

(D)	Immunity. The Client irrevocably and unconditionally waives, to the fullest extent permitted by law, and agrees not to plead or claim, any right of immunity from legal action, suit or proceeding, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution or judgment, from execution of judgment, or from any other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, and consents to such relief and enforcement against it, its assets and its revenues in any jurisdiction, in each case with respect to any matter arising out of, or in connection with, this Agreement.

(E)	EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF, OR RELATING TO, THIS AGREEMENT AND ANY TRANSACTIONS CONTEMPLATED THEREIN (WHETHER BASED ON CONTRACT, TORT, COMMON LAW OR OTHERWISE).

21.	MISCELLANEOUS

(A)	Amendments. This Agreement may only be modified by written agreement of the Client and the Custodian.

(B)	Severability. If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions shall remain in full force and effect (as shall that provision under any other law).

(C)	Cumulative Rights. No failure or delay of the Client or the Custodian in exercising any right or remedy under this Agreement shall constitute a waiver of that right. Any waiver of any right will be limited to the specific instance.

(D)	Recordings. The Client and the Custodian consent to telephonic or electronic recordings for security and quality of service purposes and agree that either may produce telephonic or electronic recordings or computer records as evidence in any proceedings brought in connection with this Agreement.

(E)	Notices. All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by first class mail or an established courier service, to, in the case of (i) the Client, at 801 Bixing Street, Bihu County, Lishui, Zhejiang Province 323006, People’s Republic of China, and (ii) the Custodian, Citibank, N.A., DR Services, 388 Greenwich Street, New York, New York 10013, Attention: Account Management, telecopy no. (212) 816-6876, or as to any of such parties, at such other address as shall be designated by such party in a written notice to the other parties. All notices provided to the Custodian pursuant to this Agreement shall need to be signed by an Authorized Representative and deemed received by the Custodian upon its actual receipt thereof.

(F)	Assignment. No party may assign or transfer any of its rights or obligations under this Agreement without the others' prior written consent, which consent will not be unreasonably withheld or delayed; provided that the Custodian may make such assignment or transfer to a branch, subsidiary or affiliate if it does not materially affect the provision of services to the Client.

(G)	Headings. Titles to Sections of this Agreement are included for convenience of reference only and shall be disregarded in construing the language contained in this Agreement.

(H)	This Agreement is the sole agreement between the parties in regard to the services provided herein.

(I)	Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized.

ANPAC BIO-MEDICAL SCIENCE CO., LTD.

By	/s/ Chris Chang Yu

Name:	Chris Chang Yu

Title:	CEO

CITIBANK, N.A., New York Branch

By:	/s/ Hank Hui

Name:	Hank Hui

Title:	Director